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                                                                   Exhibit 10.21

                            EMPLOYMENT AGREEMENT AND
                         UNDERTAKING OF CONFIDENTIALITY

      In consideration of their mutual promises and agreements and subject to the terms and conditions set forth below in this Employment Agreement and Undertaking of Confidentiality ("Agreement"), National Processing Company ("NPC") and Thomas Wimsett ("Employee") hereby agree as follows:

      1. NPC agrees to continue to employ Employee in the position of Executive Vice President of Merchant Services at the salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00), and to make available to Employee those benefits provided by NPC to employees with similar responsibilities, all as amended from time to time, upon the terms and conditions set forth below. As additional consideration for the mutual promises and covenants contained herein, NPC agrees to pay Employee the sum of Ten Thousand Dollars ($10,000.00) contemporaneously with the execution of this Agreement.

      2. Employee's annual base salary shall not be less than One Hundred Seventy-Five Thousand Dollars ($175,000.00) during his employment with NPC.

      3. Employee shall not be required to relocate from Louisville, Kentucky, within the three-year period following the execution of this Agreement.

      4. Employee shall not be required to travel out of town on more than 150 days per calendar year within the three-year period following the execution of this Agreement.

      5. Employee agrees to use his best efforts to perform the duties assigned to him by NPC.

      6. Employee acknowledges and agrees that in the performance of his duties of employment he may be brought into frequent contact with clients and potential clients of NPC either in person, through the mails, by telephone or by other electronic means. Employee also acknowledges and agrees that trade secrets and confidential information of NPC, more fully described in paragraph 16 of this Agreement, gained by Employee during his employment with NPC, have been developed by NPC through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of NPC. Employee further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of NPC's business that Employee not compete with NPC during the term of his employment and for a reasonable period thereafter.
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      7. Employee agrees that he will not, during his employment, compete with
NPC within the continental United States. Employee agrees that, in accordance with this restriction, but without limiting its terms, he will not during the term of his employment:

      (i) enter into or engage in any business that competes with NPC's Business; or

      (ii) solicit any customers, clients, business, patronage or orders for, or sell any services in competition with, or for any business that competes with NPC's Business; or

      (iii) divert, entice, or take away any customers, clients, business, patronage or orders of NPC, or attempt to do so; or

      (iv) promote or assist, financially or otherwise, any person, firm, association or corporation engaged in any business that competes with NPC's Business.

      8. Employee agrees that, within the continental United States, he will not, for a period of two (2) years following the termination of his employment, enter into or engage in any business that competes with NPC's Business.

      9. Employee agrees that, within the continental United States, he will not, for a period of two (2) years following the termination of his employment, solicit customers, clients, business, patronage, or orders for, or sell any services in competition with NPC's Business.

      10. Employee agrees that, within the continental United States, he will not, for a period of two (2) years following the termination of his employment, divert, entice, or otherwise take away any customers, clients, business or orders of NPC or attempt to do so.

      11. Employee agrees that, within the continental United States, he will not, for a period of two (2) years following the termination of his employment, promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or other entity engaged in any business that competes with NPC's Business.

      12. For the purposes of paragraphs 7 through 11, inclusive, Employee understands and agrees that he will be competing if he engages in any or all of the activities set forth therein directly as an individual on his own account, or indirectly as a partner, joint venturer, employee, agent, salesman, consultant, officer and/or director of any firm or corporation, or as a stockholder of any corporation in which Employee or Employee's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than ten percent (10%) of the outstanding stock.
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      13. For the purposes of paragraphs 7 through 11, inclusive, and 17, NPC's
Business is defined as follows:

      Merchant Services: the acquisition and processing of credit and debit card transactions accepted by merchants at the point of sale; and, the guarantee, authorization, and collection of checks accepted at the point of sale.

      14. If it shall be judicially determined that Employee has violated any of his obligations under paragraphs 7 through 11, inclusive, then the period applicable to the obligation which Employee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.

      15. Employee agrees that he will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee of NPC to terminate his employment, representation or other association with NPC.

      16. Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment hereunder) any trade secrets or confidential business and technical information of NPC or its customers or clients, without limitation as to when or how Employee may have acquired such information. Such confidential information shall include, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to any of NPC's customers or prospective customers, NPC's customer lists, contract information including terms, pricing and services provided, information received as a result of customer contacts, NPC's products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which NPC may be a party. Employee specifically acknowledges that such information, whether reduced to writing or maintained in the mind or memory of Employee and whether compiled by NPC and/or Employee, derive independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by NPC to maintain the secrecy of such information, that such information is the sole property of NPC and that any retention and use of such information during or after his employment with NPC (except in the course of performing his duties of employment hereunder) shall constitute a misappropriation of NPC's trade secrets. Employee further agrees that, at the time of termination of his employment, he will return to NPC, in good condition, all property of NPC, including, without limitation, the information identified above. In the event that said items are not so returned, NPC shall have the right to charge Employee for all reasonable damages, costs, attorney's fees and other expenses incurred in searching for, taking, removing, and/or recovering such property.
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      17. During his employment and for two (2) years thereafter, Employee agrees to communicate the contents of this Agreement to any person, firm, association, or corporation that he intends to be employed by, associated with, or represent, that is engaged in a business that is competitive to NPC's Business.

      18. Employee acknowledges and agrees that the remedy at law available to NPC for breach of any of Employee's obligations under this Agreement would be inadequate, and agrees and consents that in addition to any other rights or remedies that NPC may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in paragraphs 7 through 11, inclusive, of this Agreement, without the necessity of proof of actual damage.

      19. Employee acknowledges that his obligations under this Agreement are reasonable in the context of the nature of NPC's business and the competitive injuries likely to be sustained by NPC if Employee violated such obligations. Employee further acknowledges that this Agreement is made in consideration of, and is adequately supported by the obligations undertaken by NPC in paragraph 1 above, which Employee acknowledges constitutes new and/or good, valuable and sufficient consideration. Employee acknowledges that his employment relationship with NPC is and following the execution of this Agreement shall continue to be "at will," and may be terminated at any time and for any reason, or for no reason, by NPC or by Employee. However, if NPC terminates Employee's employment for reasons other than cause and/or violation of this Agreement, then NPC shall give Employee 7 days notice of termination and shall pay Employee an amount equal to two (2) times Employee's annual base salary at the time of termination, with said amount being paid to Employee over a twenty-four (24) month period on the same periodic basis as NPC's regular payroll, so long as Employee does not violate any part of this Agreement. For the purposes of this Agreement, "Cause" is defined as fraud, misconduct and/or violation of NPC's employment policies.

      In addition, if NPC terminates Employee prior to May 29, 1999, for reasons other than cause and/or violation of this Agreement, then NPC shall pay Employee an amount equal to Five Hundred Thousand Dollars ($500,000.00).

      20. Employee represents and agrees that he has and will keep completely confidential the terms, amount and fact of this Agreement and that he has not and will not hereafter disclose or authorize the disclosure of any information concerning this Agreement to anyone other than to his attorney, family members, accountant, financial and tax advisors, and others with a need to know as approved by NPC who shall agree to keep such information confidential. This paragraph shall not apply if disclosure is made pursuant to a court order, order of any judicial officer, subpoena, interrogatory, deposition, request for production of documents or other discovery, after Employee has given NPC notice and an opportunity to prevent disclosure of the Agreement or its terms.
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      21. The failure of NPC to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of NPC thereafter to enforce each and every provision.

      22. This Agreement supersedes all previous agreements, written or oral, between Employee and NPC, except the Severance Agreement executed on June 7, 1996. No modification, waiver, amendment or addition to any of the terms of this Agreement shall be effective except as set forth in a writing signed by Employee and NPC.

      23. All provisions, terms, conditions, paragraphs, agreements and covenants ("Provisions") contained in this Agreement are severable and, in the event any one of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such Provision was not contained herein, and such determination shall not otherwise affect the validity of any other Provision.

      24. While the restrictions set forth herein are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions of this nature may fail for reasons unforeseen, and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances, but would be valid if the geographical area or temporal extent were reduced in part, or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

      25. NPC shall have the right to sell, assign or transfer this Agreement with all its rights, title and interest and any assignee will acquire all of the rights and assume all of the obligations of NPC under this Agreement. This Agreement and all conditions imposed herein shall be binding upon and inure to the benefit of Employee and NPC.

      26. This Agreement shall take effect upon execution by Employee and NPC and shall be governed by, and construed in accordance with, the internal, substantive laws of the Commonwealth of Kentucky. Employee agrees that the state and federal courts located in the Commonwealth of Kentucky, shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Employee; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

      Employee represents that, prior to signing this Agreement, he has read, fully understands and voluntarily agrees to the terms and conditions as stated above, that he was not coerced to sign this Agreement, that he was not under duress at the time he signed this Agreement and that, prior to signing this Agreement, he had adequate time to consider entering into this Agreement,
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including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of his choice.

      IN WITNESS WHEREOF, the Employee, having read and fully understood each of the foregoing provisions, has executed this Agreement as of this 12th day of December, 1997.

                                          EMPLOYEE: THOMAS WIMSETT


                                                /s/ Thomas A. Wimsett
                                                ---------------------
                                                       (Signature)



                                          NATIONAL PROCESSING COMPANY


                                          By: /s/ Robert E. Showalter
                                              -----------------------
                                                    (Signature)

                                          Dated this 12th day of December, 1997


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